Exhibit 10.4.20
November 2, 2009
Todd Myers
Dear Todd:
We are delighted to present you with this offer to join Harris Interactive!
Our people, individually and collectively, are critical to our success, and one of our strategic business objectives focuses specifically on cultivating a strong, informed, engaged, and committed team. We believe you have skills for individual growth and advancement in a dynamic, fast-paced environment, and that you will contribute to, and be a vital part of, our success.
The specifics of our offer to you are as follows:
•	Your position will be SVP, Global Operations, reporting to the EVP, Research Operations.

•	Your start date will be mutually determined but should be no later than December 1, 2009.

•	Your starting salary will be $230,000 per year, earned and payable on a bi-weekly basis of approximately $8,846.15, prior to any payroll deductions.

•	Your performance and salary will be reviewed annually. You will be eligible to be considered for a salary increase in the Company’s regular annual review cycle. To the extent merit increases are granted, eligibility will be based on your individual performance.

•	As SVP, Global Operation, for each fiscal year ending on June 30, you are eligible to receive a target annual bonus of 30% of your base salary, pro-rated in this 2010 fiscal year based on your start date. For FY10 you will be entitled to a minimum guaranteed bonus of $35,000 pro-rata based on the date of your employment. The Compensation Committee of the Board of Directors retains discretionary authority over all bonus awards. It also establishes metrics and objectives for bonus awards annually. For fiscal 2010 your bonus eligibility is covered by the Corporate Bonus Plan, and the Corporate Bonus Plan makes awards contingent upon the Company’s achievement of pre-set adjusted EBITDA targets. Declared bonuses are paid within 75 days after the end of the fiscal year.

•	Subject to approval by the Compensation Committee of the Board of Directors, you will have the option to purchase 40,000 shares of Harris Interactive Inc. common stock under the terms and conditions more fully described in the enclosed sample stock option agreement. The option price will be the fair market price of our stock on the grant date. The company’s regular quarterly grants are made at the close of trading on the later of (i) the 15th day of the second month of the fiscal quarter and (ii) one week after the Company’s quarterly earnings release. If the day falls on a non business day, the fair market price will be the next business day.

•	Should the Company terminate your employment for any reason other than for “cause”, you will receive six months in severance payments. While on Severance you will be entitled to continued participation in the Company’s Health & Welfare Plans in which you are enrolled.

•	You are eligible for 20 days of vacation, which accrue at 6.153 hours per pay period.

Harris Interactive offers a comprehensive benefits package. Details of all of our benefits offerings, including eligibility and effective dates, are included in the attached Employee Benefits Summary. Additional information will be provided in your Welcome Kit, as well as at New Hire Orientation on your first day. With all of our benefits, we strive to provide offerings that are valuable to our employees at an affordable cost.
Please note that as part of our selection process, we conduct reference and background checks on all candidates, as well as review any potential limitations resulting from non-compete agreements you may have signed with previous employers. This employment offer is contingent upon successful completion of your reference and background checks, review of any non-compete agreements, and your ability to present appropriate documentation to prove your eligibility to work in the United States. Harris Interactive is an Equal Opportunity Employer.
Your employment at Harris Interactive is “at will”, which means that the employment relationship between you and the company may be terminated at any time, by either you or Harris Interactive, for any reason not expressly prohibited by law.
If you are in agreement with the terms of this offer, please sign one copy of this letter and return to me along with the completed contents of the Welcome packet by November 10, 2009.
Once you have accepted this job offer, you will receive additional information via email regarding your first day, including plans for your New Hire Orientation.
Todd, we are very pleased to make this offer to you. Please contact me if you have any questions about Harris Interactive or the specifics of this employment offer. We look forward to you joining the Harris Interactive team.
Sincerely,
/s/ Wanda M. Callahan
Wanda M. Callahan
Sr. Staffing & Recruitment Manager
I accept this offer of employment as outlined above.

/s/ Todd Myers	11/9/09

Todd Myers	Date